UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 31, 2006
NATURAL HEALTH TRENDS CORP.

(Exact name of Company as specified in its charter)

Delaware	0-26272	59-2705336

(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

2050 Diplomat Drive	Dallas, TX	75234

(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code (972) 241-4080

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On July 31, 2006, Natural Health Trends Corp. (the “Company”) entered into a letter agreement (the “Agreement”) with Stephanie Hayano pursuant to which Ms. Hayano has agreed to serve as the President and Chief Executive Officer of the Company and to serve on the Company’s Board of Directors. Under the Agreement, the Company has agreed to pay Ms. Hayano an annual base salary of $300,000 plus an annual bonus equal to 50% of her base salary if certain annual performance goals for the Company are achieved. For fiscal 2006, the Company has agreed to pay Ms. Hayano an annual bonus equal to $62,500. In addition, the Company has agreed to pay a temporary living allowance equal to $5,000 per month through January 31, 2007, or until she relocates to the Dallas metropolitan area, whichever is sooner. Ms. Hayano has also been granted options to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.79 per share (the closing price on The Nasdaq Stock Market on July 31, 2006, the date of grant). The options vest in equal annual installments over a 3 year period commencing on July 31, 2007 and expire on July 31, 2011.
     Following Ms. Hayano’s relocation to the Dallas metropolitan area, she will be entitled to severance in the event that her employment is terminated by the Company without Cause (as defined in the Agreement) or in connection with a Change of Control (as defined in the Agreement). She is also entitled severance in the event that she terminates her employment for Good Reason (as defined in the agreement). Ms. Hayano shall receive as severance the continuation of her base salary for up to two (2) years for a termination without Cause or for Good Reason, and up to three (3) years for a termination in connection with a Change of Control.
     In addition, the Company and Ms. Hayano entered into a Non-Competition and Proprietary Rights Assignment Agreement dated July 31, 2006 pursuant to which Ms. Hayano has agreed (i) to keep certain Company information confidential, (ii) to assign the rights to certain work product to the Company, (iii) not to compete with the Company during the term of her employment and for six (6) months thereafter, and (iv) not to solicit Company customers or distributors during the term of her employment and for twelve (12) months thereafter.
     Ms. Hayano, age 52, has been the president of her own consulting company since September 2004. From January 2002 to September 2004, Ms. Hayano was general manager and COO of the Personal Care Division of Cosmopolitan Cosmetics, a $150 million division of Proctor & Gamble’s Wella unit. From May 1999 to December 2001, she was executive vice president of AM Products, a $120 million manufacturer of value-driven cosmetics products. From 1993 until 1999, Ms. Hayano served as vice president of marketing for Del Laboratories’ “Sally Hansen” and “Naturistics” brands. Ms. Hayano graduated from Cornell University with Bachelor of Arts degree in Physics.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Letter Agreement dated July 31, 2006 between the Company and Stephanie Hayano.

10.2	Non-Competition and Proprietary Rights Assignment Agreement dated July 31, 2006 between the Company and Stephanie Hayano.

99.1	Press Release of the Company dated July 31, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL HEALTH TRENDS CORP.
Date: August 3, 2006

By:	/s/ Stephanie Hayano
	Name:	Stephanie Hayano
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Letter Agreement dated July 31, 2006 between the Company and Stephanie Hayano.

10.2	Non-Competition and Proprietary Rights Assignment Agreement dated July 31, 2006 between the Company and Stephanie Hayano.

99.1	Press Release of the Company dated July 31, 2006

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